Exhibit 3.1

ARTICLES OF RESTATEMENT

REGARDING THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TECH DATA CORPORATION

TECH DATA CORPORATION, a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Section 607.1007 and other applicable provisions of the Florida Business Corporation Act (Chapter 607, Part I, Florida Statutes) (the “FBCA”), for the purpose of filing its Amended and Restated Articles of Incorporation with the Department of State of the State of Florida, that:

1.    The name of the Corporation is TECH DATA CORPORATION.

2.    The Corporation’s Articles of Incorporation were initially filed with the Department of State of the State of Florida on November 19, 1974, and were assigned Document Number 465173 (“Original Articles”).

3.    The full text of the Corporation’s Amended and Restated Articles of Incorporation (the “Restated Articles”) are attached to these Articles of Restatement, and contain various amendments to the Corporation’s existing Articles of Incorporation (as amended to date), all as set forth in full in the Restated Articles attached hereto. The Restated Articles consolidate all amendments into a single document. The Restated Articles shall be and become effective immediately upon the filing of these Amended and Restated Articles of Incorporation with the Department and the Restated Articles shall supersede the Original Articles and all amendments and restatements thereto.

4.    The Restated Articles contain amendments to the Corporation’s Articles of Incorporation which require Board of Directors approval; each such amendment (and the Restated Articles incorporating the same) were duly approved and adopted by the Corporation’s Board of Directors as of June 30, 2020, pursuant to a written consent dated as of that date (effected pursuant to Sections 607.0821, 607.1003, 607.1007 and other applicable provisions of the FBCA).

5.     The Restated Articles contain amendments to the Corporation’s Articles of Incorporation which require approval of the shareholders of the Corporation; each such amendment (and the Restated Articles incorporating the same) was duly approved and adopted by the Corporation’s sole shareholder as of June 30, 2020, pursuant to a written consent dated as of that date (effected pursuant to Sections 607.1003, 607.1007 and other applicable provisions of the FBCA).

IN WITNESS WHEREOF, the undersigned have executed these Articles of Restatement as of this 30th day of June, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TECH DATA CORPORATION

(a Florida corporation)

Pursuant to Sections 607.1001, 607.1003 and 607.1007 of the Florida Business Corporation Act, Chapter 607, Part I, Florida Statutes (as the same may be hereafter amended from time to time, the “FBCA”), the Articles of Incorporation of TECH DATA CORPORATION, a corporation organized and existing under the laws of the State of Florida, the original articles of incorporation of which was initially filed with the Department of State of the State of Florida (the “Department”) on November 19, 1974, are hereby amended and restated in their entirety as follows:

ARTICLE I – NAME

The name of this corporation is TECH DATA CORPORATION (hereinafter, the “Corporation”).

ARTICLE II – PRINCIPAL OFFICE ADDRESS

The address of the principal office of the Corporation is located at, and the mailing address of the Corporation is, 5350 Tech Data Drive, Clearwater, Florida (United States) 33760.

ARTICLE III – REGISTERED OFFICE & AGENT

The address of the Corporation’s registered office in the State of Florida is 1200 South Pine Island Road, Plantation, Florida 33324, and the name of the Corporation’s registered agent at that office is CT Corporation System. The Corporation shall have the right to change such registered office and such registered agent from time to time, as provided by law.

ARTICLE IV – PURPOSE

The Corporation may engage in any lawful act, activity or business for which corporations may be organized, and with respect to which corporations may engage, under the FBCA.

ARTICLE V – CAPITAL STOCK

The total number of shares which the Corporation is authorized to issue is One Thousand (1,000) shares. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share (the “shares” or “Common Shares”). The issued and outstanding shares together (i) have unlimited voting rights, with each share entitled to one vote, and (ii) are entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of net assets upon dissolution in accordance with the FBCA.

ARTICLE VI – BOARD OF DIRECTORS

The Board of Directors of the Corporation (the “Board” or the “Board of Directors”) shall consist of at least one (1) director, with the number or directors constituting the Board to be determined from time to time by resolution of the Board of Directors consistent with the applicable provision(s) of the Corporation’s Bylaws. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors.

ARTICLE VII – BYLAWS

The Board of Directors shall have the power and authority to adopt, amend or repeal the Bylaws. The Bylaws of the Corporation may contain any rule, procedure, protocol, term or provision not inconsistent with the applicable laws of the State of Florida or with these Amended and Restated Articles of Incorporation. The Corporation reserves the right to alter, amend, change or repeal any provision contained in the Bylaws of the Corporation, or any amendment thereto, in the manner now or hereafter provided in or permitted under the FBCA (as the same exists or may hereafter be amended), and any and all powers, preferences, privileges and other rights conferred on shareholders or any shareholder are subject to this reservation.

ARTICLE VIII – LIMITATION OF LIABILITY

To the fullest extent permitted by the FBCA, as the same exists or may hereafter be amended, no member of the Board of Directors is or shall be personally liable to the Corporation or any of its shareholders or any other person or entity for monetary damages for or relating to or in respect of any statement, vote, decision to take or not to take action, or any failure to vote, decide or take action, as a director, unless the breach or failure to perform his or her duties as a director is proven to satisfy the standards set forth in Section 607.0831(1)(a) and (b) of the FBCA (or a successor provision(s) of such law, as the same exists or may hereafter be amended). Notwithstanding the foregoing, if the FBCA is amended in any respect hereafter to authorize the further or expanded elimination or limitation of liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized or permitted by the FBCA, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right, protection or limitation of liability of or regarding a director of the Corporation existing at the time of such repeal or modification with respect to acts, failures to act or omissions occurring prior to such repeal or modification.

ARTICLE IX – INDEMNIFICATION

The Corporation shall indemnify and hold harmless, to the fullest extent authorized or permitted by law, as now or hereafter in effect (but, in the case of any such future law, only to the extent that it authorizes or permits the Corporation to provide broader indemnification rights than permitted prior to such law), each person who is or was previously a director, officer, employee or agent of the Corporation or any of its subsidiaries, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, estate, executors, administrators and personal and legal representatives. The right to indemnification conferred by this Article IX shall include the right to be paid or reimbursed by the Corporation the expenses incurred in defending, serving as a witness with respect to or otherwise participating in any proceeding in advance of the final disposition of such proceeding, subject to the director or officer to whom such expenses are advanced delivering to the Corporation, to the extent then required by applicable law (including the FBCA), a signed written undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such director or officer is not entitled to indemnification under this Article IX, the indemnification provisions included in the Bylaws or the applicable provisions of the FBCA.

The Corporation may, to the extent authorized from time to time in or pursuant to the Corporation’s Bylaws or otherwise by resolution of the Board of Directors, provide rights to indemnification and/or to the advancement of expenses to employees and agents of the Corporation, including on terms and conditions similar to those conferred in this Article IX to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article IX and under and pursuant to the Bylaws are not, and shall not be deemed to be, exclusive of any other right(s) which any director, officer or other person may have or hereafter acquire under these Amended and Restated Articles of Incorporation (as the same may be amended from time to time), the Bylaws (as the same may be amended from time to time), or under any agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of this Article IX shall not adversely affect any right or protection of or regarding a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts, failures to act or omissions occurring prior to such repeal or modification.

ARTICLE X – AMENDMENTS TO ARTICLES OF INCORPORATION

The Corporation reserves the right to alter, amend, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, or any amendment thereto, in the manner now or hereafter provided in or under the FBCA (as the same exists or may hereafter be amended), and any and all powers, preferences, privileges and other rights conferred on shareholders or any shareholder herein are subject to this reservation.

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This amendment and restatement of the articles of incorporation of the Corporation supersedes and replaces in its entirety the original articles of incorporation of the Corporation and all amendments to and/or restatements of the articles of incorporation of the Corporation.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, by and on behalf of the Corporation and for the purpose of amending and restating the Corporation’s articles of incorporation pursuant to the laws of the State of Florida, has executed these has these Amended and Restated Articles of Incorporation as of this 30th day of June, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer